Exhibit 99

Resideo Announces Fourth Quarter and Full Year 2020 Financial Results

AUSTIN, Texas, Feb. 25, 2021 – Resideo Technologies, Inc. (NYSE: REZI), a leading global provider of home comfort and security solutions, today announced financial and operating results for the fourth quarter and full year ended Dec. 31, 2020.

Fourth Quarter 2020 Highlights

•	Net revenue of $1.5 billion, up 15% from $1.3 billion in the prior year

•	Operating profit of $152 million, compared to operating profit of $72 million in the prior year

•	Net income of $59 million, compared to a net loss of $9 million in the prior year

•	Adjusted EBITDA[1] (Non-GAAP) of $212 million, compared to Adjusted EBITDA[1] (Non-GAAP) of $139 million in the prior year

•	Cash provided by operating activities of $152 million, compared to cash provided by operating activities of $93 million in the prior year

Full Year 2020 Highlights

•	Net revenue of $5.1 billion, up 2% from $5.0 billion in the prior year

•	Operating profit of $311 million, compared to operating profit of $258 million in the prior year

•	Net income of $37 million, compared to net income of $36 million in the prior year

•	Adjusted EBITDA[1] (Non-GAAP) of $562 million, compared to Adjusted EBITDA[1] (Non-GAAP) of $502 million in the prior year

•	Cash provided by operating activities of $244 million, compared to cash provided by operating activities of $23 million in the prior year

1	Previously presented as Adjusted EBITDA (Non-GAAP) excluding Honeywell reimbursement agreement payments (see Table 5 for description of change)

Fourth Quarter 2020 Performance

Consolidated revenue of $1.5 billion in the fourth quarter 2020 increased 15% compared with the prior year of $1.3 billion. Products & Solutions segment revenue was $676 million, an increase of 18% compared with revenue of $575 million in the prior year due to positive demand trends across each of Products & Solutions’ primary end markets and channels. ADI Global Distribution segment revenue was $825 million, an increase of 13% compared with revenue of $729 million in the prior year due to strength in products serving residential markets and growth in e-commerce sales.

Gross profit margin for the fourth quarter 2020 was 28.2%, compared to 24.0% in the prior year. The increase was attributable to higher revenue volumes within Products & Solutions, lower charges related to slow-moving and obsolete inventory and transformation program cost savings.

Resideo’s operating profit of $152 million in the fourth quarter 2020 more than doubled compared to a prior year operating profit of $72 million. Products & Solutions segment operating profit of $166 million in the fourth quarter 2020 increased from $84 million in the prior year. The increase was the result of higher revenue, improved fixed cost absorption and transformation savings. ADI Global Distribution segment operating profit increased to $59 million in the fourth quarter 2020 from $52 million in the prior year, primarily due to higher revenue. Total Corporate costs were $73 million, up from $64 million in the prior year primarily due to increased bonus payouts, partially offset by impacts from transformation program cost savings.

Net income for the fourth quarter 2020 was $59 million, or $0.44 per diluted common share, compared with a net loss of $9 million, or a loss of $0.07 per diluted common share, in the prior year.

Full Year 2020 Performance

Consolidated revenue for the full year 2020 was $5.1 billion, up 2% compared with consolidated revenue for the prior year of $5.0 billion. Products & Solutions segment revenue was $2.1 billion, a decrease of 2% compared with $2.2 billion for the prior year. ADI Global Distribution segment revenue was $3.0 billion, an increase of 5% compared with $2.8 billion for the prior year.

Gross profit margin for the full year 2020 was 25.9%, compared to 25.6% for the prior year. The improvement in gross profit margin was the result of positive impacts from our ongoing transformation and cost savings programs. This was partially offset by unfavorable product mix across both segments, lower volumes in Products & Solutions and costs associated with COVID-19.

Operating profit of $311 million for the full year 2020 increased 21% compared to operating profit of $258 million for the prior year. Products & Solutions segment operating profit for the full year 2020 of $407 million represented a 24% increase from $327 million for the prior year. Within the Products & Solutions segment, operating profit was positively impacted by cost savings from transformation programs, sourcing productivity and reduced inventory reserve costs. These cost reductions more than offset the impact of lower revenue volumes, unfavorable sales mix and investments to support new product launches. ADI Global Distribution segment operating profit for the full year 2020 of $194 million, represented an 8% decline from $210 million for the prior year. ADI Global Distribution segment operating profit was negatively impacted by commercial investments, unfavorable sales mix and acquisition related costs. Corporate costs increased to $290 million from $279 million, up 4%, and were negatively impacted by expenses related to transformation projects and increased bonus payouts from improved performance. These impacts were partially offset by transformation program cost savings and reduced spin-off related costs.

For the full year 2020, the company reported net income of $37 million, or $0.29 per diluted common share. This compares to net income of $36 million, or $0.29 per diluted common share for the prior year.

Cash Flow and Liquidity

The company reported net cash provided by operating activities of $244 million for the full year 2020, an increase of $221 million from the prior year. This improvement was primarily due to higher operating profit and lower cash taxes paid. At Dec. 31, 2020, Resideo had cash and cash equivalents of $517 million and total outstanding debt of $1.2 billion.

On Feb. 12, 2021, the company completed the refinancing of its senior secured credit facilities. This included refinancing the outstanding senior secured term loan A and term loan B with the net proceeds of a new $950 million 7-year term loan B maturing in 2028. The company also entered into a new 5-year, $500 million revolving credit facility. In addition, the company redeemed $140 million of its outstanding senior unsecured notes pursuant to the terms of the underlying indenture.

Outlook

The company expects full year 2021 revenue to be in the range of $5.2 billion to $5.4 billion, gross profit margin in the range of 26% to 28% and operating profit in the range of $450 million to $500 million.

The company expects first quarter 2021 revenue to be in the range of $1.30 billion to $1.35 billion, gross profit margin in the range of 25% to 27% and operating profit in the range of $110 million to $120 million.

Management Remarks

“We closed 2020 with strong performance across Products & Solutions and ADI, producing results that highlight the profit and cash generation potential of Resideo,” commented Jay Geldmacher, Resideo’s President and CEO. “Demand remained robust across residential markets as interest in home investment and professional security solutions remains elevated. ADI built upon its long track record of execution, delivering growth ahead of the overall low-voltage security distribution market for the quarter and full year.”

“I am proud of how the Resideo team responded to the challenges brought on by COVID-19 and the meaningful organizational changes we undertook over the past year. We continue to execute on our transformation initiatives, both in rightsizing our cost structure and in building a product innovation engine that will enable Resideo to continue to be a leader in its markets. As we look to 2021, we see solid demand trends and we plan to accelerate targeted investments to ensure Resideo is well positioned for long-term growth and profitability expansion.”

Conference Call and Webcast Details

Resideo will hold a conference call with investors on Feb. 25, 2021, at 8:30 a.m. EST. A real-time audio webcast of the call will be accessible at https://investor.resideo.com, where related materials will be posted before the call. A replay of the webcast will be available following the presentation. To join the conference call, please dial 833-972-2949 (U.S., toll-free) or 1-236-714-2869 (international), with the conference title “Resideo Fourth Quarter 2020 Earnings”.

About Resideo

Resideo is a leading global manufacturer and distributor of technology-driven products and solutions that provide comfort, security, energy efficiency and control to customers worldwide. Building on a 130-year heritage, Resideo has a presence in more than 150 million homes, with 15 million systems installed in homes each year. We continue to serve more than 110,000 professionals through leading distributors, including our ADI Global Distribution business, which exports to more than 100 countries from nearly 200 stocking locations around the world. For more information about Resideo, please visit www.resideo.com.

Contacts: Investors: Jason Willey investorrelations@resideo.com	Media: Oliver Clark oliver.clark@resideo.com

Table 1: SUMMARY OF FINANCIAL RESULTS (UNAUDITED)

(in millions)

	Q4 2020	Q4 2019	% Change	YTD 2020	YTD 2019	% Change
Products & Solutions
Revenue (1)	$676	$575	18%	$2,121	$2,175	-2%
Gross profit	283	189	50%	821	786	4%
Operating profit	166	84	98%	407	327	24%
Segment Adjusted EBITDA (Non-GAAP)(2)	$154	$92	67%	$378	$314	20%
ADI Global Distribution
Revenue	$825	$729	13%	$2,950	$2,813	5%
Gross profit	144	127	13%	501	499	0%
Operating profit	59	52	13%	194	210	-8%
Segment Adjusted EBITDA (Non-GAAP)(2)	$58	$47	23%	$184	$188	-2%
Total Company
Revenue	$1,501	$1,304	15%	$5,071	$4,988	2%
Gross profit	423	313	35%	1,313	1,277	3%
Operating profit	152	72	111%	311	258	21%
Adjusted EBITDA (Non-GAAP)(2)(3)	$212	$139	53%	$562	$502	12%

(1)

Represents Product & Solutions revenue, excluding intersegment revenue of $97 million and $367 million for the three and twelve months ended December 31, 2020 and $84 million and $312 million for the three and twelve months ended December 31, 2019. ADI Global Distribution does not have any intersegment revenue.

(2)	Table 5 includes reconciliations of Non-GAAP measures.
(3)	Adjusted EBITDA (Non-GAAP) was previously presented as Adjusted EBITDA (Non-GAAP) excluding Honeywell reimbursement agreement payments. See Table 5 for description of change.

Table 2: CONSOLIDATED INTERIM STATEMENTS OF OPERATIONS (UNAUDITED)

	Three Months Ended		Twelve Months Ended
	December 31, 2020	December 31, 2019	December 31, 2020	December 31, 2019
	(In millions except share and per share data)
Net revenue	$1,501	$1,304	$5,071	$4,988
Cost of goods sold (1)	1,078	991	3,758	3,711

Gross profit (1)	423	313	1,313	1,277
Selling, general and administrative expenses (1)	271	241	1,002	1,019

Operating profit	152	72	311	258
Other expense, net	41	64	147	118
Interest expense	14	18	63	69

Income (loss) before taxes	97	(10)	101	71
Tax expense (benefit)	38	(1)	64	35

Net income (loss)	$59	$(9)	$37	$36

Weighted Average Number of Common Shares Outstanding (in thousands)
Basic	131,406	122,843	125,348	122,722
Diluted	134,424	122,843	126,324	123,238
Earnings (loss) Per Share
Basic	$0.45	$(0.07)	$0.30	$0.29
Diluted	$0.44	$(0.07)	$0.29	$0.29

1) On January 1, 2020, the Company changed its classification of research and development expenses in the Consolidated Interim Statements of Operations from Cost of goods sold to Selling, general and administrative expenses, such that research and development expenses are excluded from the calculation of Gross profit. The impact on the three and twelve months ended December 31, 2019 Consolidated Interim Statements of Operations is a reduction of Cost of goods sold, an increase in Gross profit and an increase in Selling, general and administrative expenses of $21 million and $87 million, respectively. This reclassification had no effect on the previously reported Net income (loss) or the Company’s Consolidated Interim Statements of Comprehensive Income (Loss), Cash Flows, or Balance Sheets.

Table 3: CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	December 31, 2020	December 31, 2019
	(In millions, except number of shares which are reflected in thousands and par value)
ASSETS
Current assets:
Cash and cash equivalents	$517	$122
Accounts receivables – net	863	817
Inventories – net	672	671
Other current assets	173	175

Total current assets	2,225	1,785
Property, plant and equipment – net	318	316
Goodwill	2,691	2,642
Other assets	376	385

Total assets	$5,610	$5,128

LIABILITIES
Current liabilities:
Accounts payable	$936	$920
Current maturities of long-term debt	7	22
Accrued liabilities	595	552

Total current liabilities	1,538	1,494
Long-term debt	1,155	1,158
Obligations payable under Indemnification Agreements	590	594
Other liabilities	334	280
EQUITY
Common stock, $0.001 par value, 700,000 shares authorized, 143,959 and 143,059 shares issued and outstanding as of December 31, 2020, 123,488 and 122,873 shares issued and outstanding as of December 31, 2019, respectively	—	—
Additional paid-in capital	2,070	1,761
Treasury stock, at cost	(6)	(3)
Retained earnings	75	38
Accumulated other comprehensive loss	(146)	(194)

Total equity	1,993	1,602

Total liabilities and equity	$5,610	$5,128

Table 4: CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Twelve Months Ended December 31,
	2020	2019
	(In millions)
Cash flows from operating activities:
Net income	$37	$36
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	86	80
Stock compensation expense	29	25
Deferred income taxes	22	(25)
Other	21	18
Changes in assets and liabilities, net of acquired companies:
Accounts receivables	(27)	7
Inventories – net	19	(44)
Other current assets	5	(53)
Other assets	—	(15)
Accounts payable	(1)	(38)
Accrued liabilities	31	28
Obligations payable under Indemnification Agreements	(4)	(35)
Other liabilities	26	39

Net cash provided by operating activities	244	23

Cash flows (used for) provided by investing activities:
Expenditures for property, plant and equipment and software	(70)	(95)
Cash paid for acquisitions, net of cash acquired	(35)	(17)
Other	2	—

Net cash used for investing activities	(103)	(112)

Cash flows provided by (used for) financing activities:
Issuance of common stock through public offering, net of issuance cost	279	—
Payment of debt facility issuance and modification costs	—	(4)
Repayment of long-term debt	(22)	(22)
Non-operating obligations from Honeywell, net	(2)	(24)
Other	(2)	(3)

Net cash provided by (used for) financing activities	253	(53)

Effect of foreign exchange rate changes on cash and cash equivalents	1	(1)

Net increase (decrease) in cash and cash equivalents	395	(143)
Cash and cash equivalents at beginning of period	122	265

Cash and cash equivalents at end of period	$517	$122

Table 5: RECONCILIATION OF NET INCOME (LOSS) (UNAUDITED) TO NON-GAAP FINANCIAL MEASURES

	Three Months Ended		Twelve Months Ended
	December 31,	December 31,	December 31,	December 31,
	2020	2019	2020	2019
	(In millions)
Reconciliation of Net income (loss) to Adjusted EBITDA (Non-GAAP)
Net income (loss)	$59	$(9)	$37	$36
Net interest expense	13	17	61	66
Tax expense (benefit)	38	(1)	64	35
Depreciation and amortization	22	25	86	80
Reimbursement Agreement expense (1)	39	51	146	108
Stock compensation expense (2)	8	3	29	25
Restructuring charges	13	3	40	37
Other (3)	20	50	99	115

Adjusted EBITDA (Non-GAAP)(4)	$212	$139	$562	$502

Segment Adjusted EBITDA (Non-GAAP)
Products and Solutions	$154	$92	$378	$314
ADI Global Distribution	58	47	184	188

Adjusted EBITDA (Non-GAAP)	$212	$139	$562	$502

(1)

Represents recorded expenses / gains related to the Reimbursement Agreement with Honeywell. Pursuant to the Reimbursement Agreement, we are responsible to indemnify Honeywell in amounts equal to 90% of payments, which include amounts billed, with respect to certain environmental claims, remediation and, to the extent arising after the Spin-Off, hazardous exposure or toxic tort claims, in each case including consequential damages in respect of specified properties contaminated through historical business operations, including the legal and other costs of defending and resolving such liabilities, less 90% of Honeywell’s net insurance receipts relating to such liabilities, and less 90% of the net proceeds received by Honeywell in connection with (i) affirmative claims relating to such liabilities, (ii) contributions by other parties relating to such liabilities and (iii) certain property sales; such payments are subject to a cap of $140 million in respect of liabilities arising in any given year (exclusive of any late payment fees up to 5% per annum). Such amounts are recorded in net income when they are probable and reasonably estimable. The cash payments under the Reimbursement Agreement for the three and twelve months ended December 31, 2020 are $70 and $140 million, respectively, and for the three and twelve months ended December 31, 2019 are $35 million and $140 million, respectively.

(2)	Stock compensation expense adjustment includes only non-cash expenses.
(3)

For the three and twelve months ended December 31, 2020, Other represents $11 million and $46 million of items related to the Spin-Off, $6 million and $48 million of consulting and other fees related to transformation programs, and $3 million and $3 million of other expenses, respectively. For the three and twelve months ended December 31, 2019, Other represents $26 million and $80 million of items related to the Spin-Off, $8 million and $20 million of consulting fees related to restructuring programs and developments on legal claims that arose prior to Spin-Off, $2 million and $2 million of environmental expense for Resideo’s owned sites as well as pre-Spin-Off historical environmental expenses as reported under 100% carryover basis for sites now covered under the Reimbursement Agreement, and $14 million and $13 million of non-operating expense adjustment which excludes net interest (income), respectively.

(4)

Adjusted EBITDA (Non-GAAP) was previously presented as Adjusted EBITDA (Non-GAAP) excluding Reimbursement Agreement payments (Non-GAAP). The change in presentation was made beginning with our first quarter 2020 results to more accurately reflect the underlying performance indicators of the business in Adjusted EBITDA (Non-GAAP). The Reimbursement Agreement cash payments are a liquidity measure and will be included within the cash flow and liquidity discussions. Management believes that this presentation more clearly presents underlying operations as the amounts related to the Reimbursement Agreement are recorded in Net income (loss) are based on when such amounts become probable and reasonably estimable.

Table 6: RECONCILIATION OF QUARTERLY FINANCIAL RESULTS (UNAUDITED) – SEGMENT

(in millions)

	Q1 2020	Q2 2020	Q3 2020	Q4 2020	YTD 2020
Products & Solutions
Revenue	$475	$397	$573	$676	$2,121
Gross profit	161	135	242	283	821
Operating profit	58	42	141	166	407
Segment Adjusted EBITDA (Non-GAAP)(1)	$53	$35	$136	$154	$378
ADI Global Distribution
Revenue	$704	$632	$789	$825	$2,950
Gross profit	126	101	130	144	501
Operating profit	48	31	56	59	194
Segment Adjusted EBITDA (Non-GAAP)(1)	$46	$28	$52	$58	$184
Corporate Costs
Gross loss	$(3)	$—	$(2)	$(4)	$(9)
Operating loss	$(72)	$(79)	$(66)	$(73)	$(290)
Total Company
Revenue	$1,179	$1,029	$1,362	$1,501	$5,071
Gross profit	284	236	370	423	1,313
Operating profit (loss)	34	(6)	131	152	311
Adjusted EBITDA (Non-GAAP)	$99	$63	$188	$212	$562

(1)	Segment Adjusted EBITDA (Non-GAAP) for the Products & Solutions and ADI Global Distribution segments contain allocations of Corporate costs to be consistent with historical presentation.

Forward-Looking Statements

This release contains “forward-looking statements.” All statements, other than statements of fact, that address activities, events or developments that we or our management intend, expect, project, believe or anticipate will or may occur in the future are forward-looking statements. Although we believe forward-looking statements are based upon reasonable assumptions, such statements involve known and unknown risks, uncertainties, and other factors, which may cause the actual results or performance of the Company to be materially different from any future results or performance expressed or implied by such forward-looking statements. Such risks and uncertainties include, but are not limited to, (1) the duration and severity of the COVID-19 pandemic and the disruption to our business and the global economy caused by it, including (A) its effect on the demand for our products and services, (B) its effect on our and our business partners’ supply chains, workforce, liquidity, spending and timing for payments and disbursements, and (C) the impact of potential facility closures and the modified working conditions at our corporate offices, Product & Solutions segment and ADI Global Distribution segment, (2) the amount of our obligations and nature of our contractual restrictions pursuant to, and disputes that have or may hereafter arise under, the agreements we entered into with Honeywell in connection with our spin-off, (3) the likelihood of continued success of our transformation programs and initiatives, and (4) the other risks described under the headings “Risk Factors” and “Cautionary Statement Concerning Forward-Looking Statements” in our Annual Report on Form 10-K for the year ended December 31, 2020 and other periodic filings we make from time to time with the Securities and Exchange Commission (SEC). You are cautioned not to place undue reliance on these forward-looking statements, such as (i) the outlook regarding first quarter 2021 and full year 2021 and (ii) the impact of the COVID-19 pandemic on our business and operations. Forward-looking statements are not guarantees of future performance, and actual results, developments, and business decisions may differ from those envisaged by our forward-looking statements. Except as required by law, we undertake no obligation to update such statements to reflect events or circumstances arising after the date of this press release, and we caution investors not to place undue reliance on any such forward-looking statements.

Non-GAAP Financial Measures

This release includes Adjusted EBITDA (Non-GAAP) and Segment Adjusted EBITDA (Non-GAAP) for each of our Product and Solutions and ADI Global Distribution segments, which are not compliant with generally accepted accounting principles in the United States (GAAP). Adjusted EBITDA (Non-GAAP) is adjusted for certain items as reflected in Table 5 above and may not be directly comparable to similar measures used by other companies in our industry, as other companies may define such measures differently. Management believes that, when considered together with reported amounts, this measure is useful to investors and management in understanding our ongoing operations and in analysis of ongoing operating trends and provides useful additional information relating to our operations and financial condition. This metric should be considered in addition to, and not as a replacement for, the most comparable GAAP measure. Refer to Table 5 above in this release for a reconciliation of Non-GAAP financial measures to the most directly comparable GAAP measure. It should be read in connection with our financial statements presented in accordance with GAAP.

Adjusted EBITDA (Non-GAAP) was previously presented as Adjusted EBITDA (Non-GAAP) excluding Honeywell reimbursement agreement payments (Non-GAAP). The change in presentation was made beginning with our first quarter 2020 results to more accurately reflect the underlying performance indicators of the business in Adjusted EBITDA (Non-GAAP). The Honeywell reimbursement agreement cash payments are a liquidity measure and will be included within the cash flow and liquidity discussions. Management believes that this presentation more clearly presents underlying operations as the amounts related to the Honeywell reimbursement agreement are recorded in net income (loss) are based on when such amounts become probable and reasonably estimable.

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